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                                                                  EXHIBIT 23.1.1


Report of Independent Certified Public Accountants

Board of Directors
International Fuel Technology, Inc.
St. Louis, Missouri

The audit referred to in our report dated April 7, 2000, (except for Note 12, dated November 15, 2000) relating to the financial statements of International Fuel Technology, Inc., which is referred to in Item 8 of this Form 10-K, include the audit of the accompanying financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit. In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.


/s/ BDO SEIDMAN, LLP

St. Louis, Missouri
January 3, 2001